Contacts:

Jenny Bruso
Director of Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute Appoints Dr. Roderick Paige, Former United States Secretary of
Education, to Its Board of Directors

PHOENIX—Sept. 16, 2010—Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, today announced the appointment of Dr. Roderick Paige to serve on its Board of Directors.

Dr. Paige served as the United States Secretary of Education from 2001 to 2005. Dr. Paige received his doctorate and masters in health and physical education from Indiana University and his BS from Jackson State University.

“Our extensive search has culminated in an extraordinary addition to our Board of Directors,” said Kimberly McWaters, President and Chief Executive Officer of UTI. “The addition of Dr. Paige’s skill sets and experience in education will be a significant benefit to our Board, employees, current and future students and other stakeholders.”

“I am very pleased that Dr. Paige has agreed to join our Board,” said John White, Chairman of the Company’s Board of Directors. “He brings tremendous educational and regulatory experience from his 53 year career in the education sector. We look forward to his contributions.”

About Universal Technical Institute, Inc.

Headquartered in Phoenix, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  During the past 45 years, UTI has graduated more than 130,000 students. The organization offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers.  Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

For more information about Universal Technical Institute, Inc. and its training programs, visit www.uti.edu.

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